Exhibit 99.1

Golden Entertainment Announces Third Quarter 2016 Results

– Reports Net Revenues of $104.2 million, up 20.9% over Combined Net Revenues in the prior year quarter –

– Reports Net Income of $1.3 million; EPS of $0.06 per Diluted Share –

– Reports Adjusted EBITDA of $12.6 million, up 26.5% versus Combined Adjusted EBITDA in the prior year quarter –

LAS VEGAS – November 3, 2016 – Golden Entertainment, Inc. (NASDAQ:GDEN) (“Golden Entertainment” or the “Company”) today announced financial results for the quarter ended September 30, 2016.  On July 31, 2015, Sartini Gaming, Inc. (“Sartini Gaming”) merged with a subsidiary of Lakes Entertainment (the “Merger”) and the Company was renamed Golden Entertainment. The Company’s financial results prior to July 31, 2015 do not include the operations of Sartini Gaming.

Key Highlights and Recent Developments

•

Net revenues for the quarter were $104.2 million, compared to $62.5 million in the prior year quarter, with the increase due primarily to the Merger and results from the Company’s newly acquired distributed gaming operations in the state of Montana. Net revenues for the current quarter increased 20.9% compared to the Combined Net Revenues of the Company and Sartini Gaming of $86.2 million in the prior year quarter.

•

Net income for the quarter was $1.3 million, or $0.06 per diluted share, compared to $3.0 million, or $0.16 per diluted share, in the prior year quarter.  The current quarter included higher than usual share-based compensation expense related to equitable adjustments made to the exercise prices of outstanding options in connection with the special dividend paid in July 2016. The prior year quarter included an income tax benefit of $12.9 million.

•

Adjusted EBITDA for the quarter was $12.6 million, compared to $7.1 million in the prior year quarter, with the increase due primarily to the Merger, the acquisitions of Montana distributed gaming businesses and the opening of new taverns in the Las Vegas Valley. Adjusted EBITDA for the current quarter increased 26.5% compared to the Combined Adjusted EBITDA of the Company and Sartini Gaming of $9.9 million in the prior year quarter.

•

Net revenues for the quarter from the Distributed Gaming segment were $78.3 million, compared to $61.2 million of Combined Net Revenues for this segment in the prior year quarter, an increase of 27.9%.

•

The three months ended September 30, 2016 marked the first full quarter of operations following the acquisitions of distributed gaming assets in Montana in January and April 2016. The Company’s Montana operations contributed $15.1 million of net revenues to the Distributed Gaming segment during the quarter.

“The third quarter represents another period of strong economic results for Golden Entertainment,” said Blake L. Sartini, Chief Executive Officer of Golden Entertainment. “We continue to see significant same store strength in each jurisdiction in which we operate, and believe there are additional organic as well as external growth opportunities as we look forward.”

During the third quarter, the Company opened its fourth branded tavern this year and its 50th property in the Las Vegas Valley. The Company plans to open a fifth branded tavern in Las Vegas before the end of the year.

“We see significant benefits and opportunities that are derived from having a uniquely diversified gaming company operating across differing segments and in multiple jurisdictions,” Sartini said.

Unaudited Consolidated and Combined Results

The following illustrates for each segment net revenues, net income (loss) and Adjusted EBITDA for the Company for the three and nine months ended September 30, 2016, and, given the Merger in July 2015, Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA for the Company and Sartini Gaming for the three and nine months ended September 30, 2015. These combined financial results have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have resulted had the Merger occurred on the first day of such period, or of the future results of the Company.  The combined results do not reflect any operating efficiencies and associated cost savings that may be achieved as a result of the Merger.

Consolidated Results (2016) and Combined Results (2015)(1)(2)

(Unaudited, in thousands)

	Three Months Ended			Nine Months Ended
	September 30, 2016	September 30, 2015(3)	% Change	September 30, 2016	September 30, 2015(3)	% Change

Net Revenues
Distributed Gaming	$78,253	$61,201	27.9%	$224,602	$186,008	20.7%
Casinos	25,909	24,973	3.7%	73,031	72,670	0.5%
Corporate and other	64	48	33.3%	185	324	-42.9%
	$104,226	$86,222	20.9%	$297,818	$259,002	15.0%

Net Income (Loss)
Distributed Gaming	$4,857	$4,354	11.6%	$17,080	$18,780	-9.1%
Casinos	4,474	1,713	161.2%	12,394	6,283	97.3%
Corporate and other	(8,029)	(5,811)	38.2%	(23,133)	(29,311)	-21.1%
	$1,302	$256	408.6%	$6,341	$(4,248)	-249.3%

Adjusted EBITDA
Distributed Gaming	$10,483	$8,390	24.9%	$32,065	$27,739	15.6%
Casinos	6,511	5,737	13.5%	18,118	15,257	18.8%
Corporate and other	(4,439)	(4,201)	5.7%	(13,779)	(12,003)	14.8%
	$12,555	$9,926	26.5%	$36,404	$30,993	17.5%

(1)

Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA reflect the operations of Sartini Gaming for periods prior to the Merger combined with the operations of the Company, without adjustment and do not conform to the Securities and Exchange Commission rules for pro forma financial information; however, we have included the combined results because we believe they provide a meaningful comparison for the periods presented.

(2)

The Company’s Distributed Gaming segment involves the installation, maintenance and operation of gaming and amusement devices in certain strategic, high-traffic, non-casino locations (such as grocery stores, convenience stores, restaurants, bars, taverns, saloons and liquor stores) in Nevada and Montana, and the operation of traditional, branded taverns targeting local patrons, primarily in the greater Las Vegas, Nevada metropolitan area. The Company’s Casinos segment consists of the Rocky Gap Casino Resort in Flintstone, Maryland and three casinos in Pahrump, Nevada.

(3)

The combined financial information for the three and nine months ended September 30, 2015 was derived from the Company’s unaudited consolidated statement of operations for such periods and Sartini Gaming’s unaudited consolidated statement of operations for the one month and seven months ended July 31, 2015.

Results for the Three Months Ended September 30, 2016

Net revenues for the quarter were $104.2 million, compared to $62.5 million in the prior year quarter, with the increase due primarily to the Merger and results from the Company’s recently acquired distributed gaming operations in the state of Montana. The 2016 results included the results of operations of Sartini Gaming for the entire quarter, while the prior year quarter included the results of operations of Sartini Gaming for 61 days.  Net revenues for the current quarter increased 20.9% compared to the Combined Net Revenues of the Company and Sartini Gaming of $86.2 million in the prior year quarter.

For the quarter, net income was $1.3 million, or $0.06 per diluted share, compared to $3.0 million, or $0.16 per diluted share, in the prior year quarter.  The current quarter included higher than usual share-based compensation expense related to equitable adjustments made to the exercise prices of outstanding options in connection with the special dividend paid in July 2016. The prior year quarter included an income tax benefit of $12.9 million related to the release of existing valuation allowance resulting from a net deferred tax liability generated from intangible assets acquired in the Merger. During the third quarter of 2016, the Company incurred $0.1 million in Merger-related expenses and $0.8 million in preopening expenses. The results for the prior year quarter included $9.3 million in Merger-related expenses and $0.1 million in preopening expenses.  Net income for the current quarter increased 408.6% compared to the Combined Net Income of $0.3 million in the prior year quarter.

Adjusted EBITDA for the quarter was $12.6 million, compared to $7.1 million in the prior year quarter, with the increase due primarily to the Merger, the results from the Company’s recently acquired Montana distributed gaming businesses and the opening of new taverns in the Las Vegas Valley. Adjusted EBITDA for the current quarter increased 26.5% compared to the Combined Adjusted EBITDA of $9.9 million in the prior year quarter.

Results for the Nine Months Ended September 30, 2016

The Company’s net revenues for the nine months ended September 30, 2016 were $297.8 million, compared to $90.6 million for the prior year period. The 2016 results included the results of operations of Sartini Gaming for the entire period, while the prior year period included the results of operations of Sartini Gaming for 61 days.  Net revenues increased 15.0% compared to the Combined Net Revenues of the Company and Sartini Gaming of $259.0 million in the prior year period.

For the nine months ended September 30, 2016, net income was $6.3 million, or $0.28 per diluted share, compared to $1.1 million, or $0.07 per diluted share, in the prior year period.  The current period included higher than usual share-based compensation expense related to equitable adjustments made to the exercise prices of outstanding options in connection with the special dividend paid in July 2016. The prior year period included an income tax benefit of $12.7 million related to the release of existing valuation allowance resulting from a net deferred tax liability generated from intangible assets acquired in the Merger. During the first nine months of 2016, the Company incurred $0.6 million in Merger-related expenses and $1.9 million in preopening expenses. The results for the prior year period included $10.6 million in Merger-related expenses and $0.1 million in preopening expenses.  Combined Net Loss for the Company and Sartini Gaming for the prior year period was $4.2 million.

Adjusted EBITDA for the nine months ended September 30, 2016 was $36.4 million, compared to $8.9 million in the prior year period, with the increase due primarily to the Merger, the results from the Company’s recently acquired Montana distributed gaming businesses and the opening of new taverns in the Las Vegas Valley. Adjusted EBITDA increased 17.5% compared to the Combined Adjusted EBITDA of $31.0 million in the prior year period.

Balance Sheet and Liquidity

As of September 30, 2016, the Company had cash and cash equivalents of $40.0 million. On June 17, 2016, the Company’s board of directors declared a special cash dividend of an aggregate of $23.5 million (the “Special Dividend”), that was paid on July 14, 2016 to eligible shareholders of record as of the close of business on June 30, 2016 (the “Record Date”). The $1.71 per eligible share amount of the Special Dividend was calculated by dividing the aggregate amount of the Special Dividend by 13,759,374 outstanding shares of common stock held by eligible shareholders on the close of business on the Record Date (rounded down to the nearest whole cent per share).

As of September 30, 2016, total debt outstanding of $184.1 million included $153.0 million in aggregate principal amount of senior secured term loans and $25.0 million in aggregate principal amount of borrowings under the Company’s $50.0 million senior secured revolving credit facility.  The Company’s senior secured term loans and revolving credit facility mature in July 2020.  As of September 30, 2016, the weighted average effective interest rate on outstanding borrowings under these credit facilities was approximately 3.0%.

Investor Conference Call and Webcast

The Company will host a webcast and conference call at 5:00 p.m. Eastern Time on November 3, 2016, to discuss the third quarter 2016 results. The number to call is 1-844-465-3054 (domestic) or 1-480-685-5227 (international).  The passcode is 74066830. A live webcast will be available in the Investors section of the Company’s website (www.goldenent.com).  A replay of the conference call will be available through November 6, 2016, by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and entering the passcode 74066830.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934.  Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions.  In addition, forward-looking statements include statements regarding the Company’s strategies, objectives, business opportunities and plans for future expansion, developments or acquisitions, anticipated future growth and trends in the Company’s business or key markets, projections of future financial condition, operating results, or other financial items, anticipated regulatory and legislative changes, the Company’s ability to utilize the net operating loss carryforwards (“NOLs”) to offset future taxable income, as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements.  Factors that could cause actual results to differ include: the Company’s ability to realize the anticipated cost savings, synergies and other benefits of the Merger and the acquisitions of distributed gaming assets in Montana, and integration risks relating to such transactions, changes in national, regional and local economic and market conditions, legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations), increases in gaming taxes and fees in the jurisdictions in which the Company operates, litigation, increased competition, the Company’s ability to renew its distributed gaming contracts, reliance on key personnel (including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer), the level of the Company’s indebtedness and the Company’s ability to comply with covenants in its debt facilities, terrorist incidents, natural disasters, severe weather conditions, the effects of environmental and structural building conditions, the effects of disruptions to the Company’s information technology and other systems and infrastructure, the occurrence of an “ownership change” as defined in Section 382 of the Internal Revenue Code, and factors affecting the gaming, entertainment and hospitality industries generally.  In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release.  The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA, Combined Net Revenues, Combined Net Income (Loss) and Combined Adjusted EBITDA, which measures the Company believes are appropriate to provide meaningful comparison with, and to enhance an overall understanding of, the Company’s past financial performance and prospects for the future.  The Company believes Adjusted EBITDA and Combined Adjusted EBITDA (and associated margin calculations) provide useful information to both management and investors by excluding specific expenses and gains that the Company believes are not indicative of its core operating results.  Further, Adjusted EBITDA is a measure of operating performance used by management, as well as industry analysts, to evaluate operations and operating performance and is widely used in the gaming industry. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.  In addition, other companies in the gaming industry may calculate Adjusted EBITDA differently than the Company does. Reconciliations of Adjusted EBITDA, Combined Adjusted EBITDA and Combined Net Income (Loss) to net income (loss) are provided in the financial information tables below. Additionally, a reconciliation of net revenues to Combined Net Revenues is provided in the financial information tables below.

The Company defines “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), income taxes, depreciation and amortization, preopening expenses, Merger expenses, share-based compensation expenses, impairments and other gains and losses.  “Adjusted EBITDA” for a particular segment is Adjusted EBITDA before corporate overhead, which is not allocated to each segment. The Company defines “Adjusted EBITDA margins” for the Company or a particular segment as Adjusted EBITDA divided by net revenues for the Company or such segment, as applicable.

About Golden Entertainment, Inc.

Golden Entertainment, Inc. owns and operates gaming properties across two divisions – distributed gaming and resort and casino operations.  Golden Entertainment operates more than 12,000 gaming devices and nearly 30 table games in Nevada, Maryland and Montana.  The Company owns four casino properties, more than 50 taverns and operates approximately 980 distributed gaming locations in multiple jurisdictions.  Golden Entertainment is focused on maximizing the value of its portfolio by leveraging its scale, leadership position, and proven management capabilities across its two divisions.  For more information, visit www.goldenent.com.

Investor Relations contact:	Ryan Ripley, Director of Financial Reporting
(702) 891-4264
ir@goldenent.com

Media Relations contact:	Howard Stutz, Vice President Corporate Communications
(702) 495-4490
hstutz@goldenent.com

Golden Entertainment, Inc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Revenues
Gaming	$89,157	$52,336	$255,966	$74,746
Food and beverage	14,404	9,230	41,846	12,320
Rooms	2,349	2,141	5,849	5,010
Other operating	3,298	1,873	8,589	3,061
Gross revenues	109,208	65,580	312,250	95,137
Less: Promotional allowances	(4,982)	(3,068)	(14,432)	(4,530)
Net revenues	104,226	62,512	297,818	90,607

Expenses
Gaming	65,261	35,661	184,293	48,284
Food and beverage	8,646	6,824	25,245	9,143
Rooms	355	270	920	643
Other operating	1,247	813	3,193	1,555
Selling, general and administrative	17,816	12,134	50,272	22,542
Merger expenses	139	9,325	614	10,591
(Gain) loss on disposal of property and equipment	(344)	8	(344)	6
Gain on sale of cost method investment	—	—	—	(750)
Impairments and other losses	—	—	—	682
Preopening expenses	801	129	1,893	129
Depreciation and amortization	7,223	5,100	19,862	6,859
Total expenses	101,144	70,264	285,948	99,684
Income (loss) from operations	3,082	(7,752)	11,870	(9,077)

Non-operating income (expense)
Interest expense, net	(1,689)	(980)	(4,786)	(1,423)
Loss on extinguishment of debt	—	(1,174)	—	(1,174)
Other, net	—	50	18	86
Total non-operating expense, net	(1,689)	(2,104)	(4,768)	(2,511)
Income (loss) before income tax benefit (provision)	1,393	(9,856)	7,102	(11,588)
Income tax benefit (provision)	(91)	12,874	(761)	12,702
Net income	1,302	3,018	6,341	1,114
Other comprehensive income	—	20	—	22
Comprehensive income	$1,302	$3,038	$6,341	$1,136

Weighted-average common shares outstanding
Basic	22,221	18,821	22,103	15,240
Dilutive impact of stock options	564	241	319	213
Diluted	22,785	19,062	22,422	15,453
Net income per share
Basic	$0.06	$0.16	$0.29	$0.07
Diluted	$0.06	$0.16	$0.28	$0.07

Golden Entertainment, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$39,963	$69,177
Accounts receivable, net of allowance for doubtful accounts of $0.6 million and $0.4 million, respectively	4,519	3,033
Income taxes receivable	2,353	2,078
Prepaid expenses	8,972	6,803
Inventories	2,583	2,439
Other	951	1,074
Total current assets	59,341	84,604

Property and equipment, net	136,419	114,309

Other assets
Goodwill	105,655	96,288
Customer relationships, net	72,530	57,456
Other intangible assets, net	28,014	23,368
Other	6,369	2,759
Total other assets	212,568	179,871
Total assets	$408,328	$378,784

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt, net	$14,545	$8,552
Accounts payable	10,795	8,237
Accrued taxes, other than income taxes	894	831
Accrued payroll and related	3,435	3,494
Deposits	272	128
Other accrued expenses	3,729	3,476
Total current liabilities	33,670	24,718

Long-term debt, net	167,019	137,546
Deferred taxes	5,136	4,471
Other long-term obligations	4,419	1,564
Total liabilities	210,244	168,299
Commitments and contingencies

Shareholders' equity
Common stock, $.01 par value; authorized 100,000 shares; 22,229 and 21,868 common
shares issued and outstanding, respectively	222	353
Additional paid-in capital	288,775	283,857
Accumulated deficit	(90,913)	(73,725)
Total shareholders' equity	198,084	210,485
Total liabilities and shareholders' equity	$408,328	$378,784

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Net Income

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Adjusted EBITDA	$12,555	$7,101	$36,404	$8,850
Merger expenses	(139)	(9,325)	(614)	(10,591)
Gain (loss) on disposal of property and equipment	344	(8)	344	(6)
Gain on sale of cost method investment	—	—	—	750
Impairments and other losses	—	—	—	(682)
Share-based compensation	(1,654)	(291)	(2,509)	(410)
Preopening expenses	(801)	(129)	(1,893)	(129)
Depreciation and amortization	(7,223)	(5,100)	(19,862)	(6,859)
Income (loss) from operations	3,082	(7,752)	11,870	(9,077)
Non-operating income (expense)
Interest expense, net	(1,689)	(980)	(4,786)	(1,423)
Loss on extinguishment of debt	—	(1,174)	—	(1,174)
Other, net	—	50	18	86
Total non-operating expense, net	(1,689)	(2,104)	(4,768)	(2,511)

Income (loss) before income tax benefit (provision)	1,393	(9,856)	7,102	(11,588)
Income tax benefit (provision)	(91)	12,874	(761)	12,702
Net income	$1,302	$3,018	$6,341	$1,114

Golden Entertainment, Inc.

Reconciliation of Segment Adjusted EBITDA to Segment Net Income (Loss)

(Unaudited, in thousands)

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
Adjusted EBITDA	$10,483	$6,511	$(4,439)	$32,065	$18,118	$(13,779)
Merger expenses	—	—	(139)	—	—	(614)
Gain on disposal of property and equipment	14	—	330	14	—	330
Share-based compensation	—	—	(1,654)	—	—	(2,509)
Preopening expenses	(666)	—	(135)	(1,655)	—	(238)
Depreciation and amortization	(4,871)	(2,034)	(318)	(13,166)	(5,720)	(976)
Income (loss) from operations	4,960	4,477	(6,355)	17,258	12,398	(17,786)
Non-operating income (expense)
Interest expense, net	(43)	(3)	(1,643)	(118)	(4)	(4,664)
Other, net	—	—	—	—	—	18
Total non-operating expense, net	(43)	(3)	(1,643)	(118)	(4)	(4,646)

Income (loss) before income tax provision	4,917	4,474	(7,998)	17,140	12,394	(22,432)
Income tax provision	(60)	—	(31)	(60)	—	(701)
Net income (loss)	$4,857	$4,474	$(8,029)	$17,080	$12,394	$(23,133)

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
Adjusted EBITDA	$5,283	$5,094	$(3,276)	$5,283	$9,603	$(6,036)
Merger expenses	—	—	(9,325)	—	—	(10,591)
Gain (loss) on disposal of property and equipment	—	—	(8)	—	2	(8)
Gain on sale of cost method investment	—	—	—	—	—	750
Impairments and other losses	—	—	—	—	—	(682)
Share-based compensation	—	—	(291)	—	—	(410)
Preopening expenses	(127)	—	(2)	(127)	—	(2)
Depreciation and amortization	(2,952)	(1,882)	(266)	(2,952)	(3,603)	(304)
Income (loss) from operations	2,204	3,212	(13,168)	2,204	6,002	(17,283)
Non-operating income (expense)
Interest expense, net	(28)	(89)	(863)	(28)	(626)	(769)
Loss on extinguishment of debt	—	(1,174)	—	—	(1,174)	—
Other, net	—	(550)	600	—	(1,367)	1,453
Total non-operating income (expense), net	(28)	(1,813)	(263)	(28)	(3,167)	684

Income (loss) before income tax benefit	2,176	1,399	(13,431)	2,176	2,835	(16,599)
Income tax benefit	—	—	12,874	—	—	12,702
Net income (loss)	$2,176	$1,399	$(557)	$2,176	$2,835	$(3,897)

Sartini Gaming, Inc.

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	One Month Ended	Seven Months Ended
	July 31, 2015	July 31, 2015
Adjusted EBITDA	$2,825	$22,143
Merger expenses	(88)	(1,372)
Debt restructuring expense	(2,408)	(2,408)
Preopening expenses	(106)	(565)
Depreciation and amortization	(1,256)	(8,272)
Other, net	149	(2,093)
Income (loss) from operations	(884)	7,433
Non-operating income (expense)
Interest expense, net	(1,878)	(12,795)
Total non-operating expense, net	(1,878)	(12,795)

Net loss	$(2,762)	$(5,362)

Sartini Gaming, Inc.

Reconciliation of Segment Adjusted EBITDA to Segment Net Income (Loss)

(Unaudited, in thousands)

	One Month Ended July 31, 2015			Seven Months Ended July 31, 2015
	Distributed Gaming	Casinos	Corporate and other	Distributed Gaming	Casinos	Corporate and other
Adjusted EBITDA	$3,107	$643	$(925)	$22,456	$5,654	$(5,967)
Merger expenses	—	—	(88)	—	—	(1,372)
Debt restructuring expense	—	—	(2,408)	—	—	(2,408)
Preopening expenses	(45)	—	(61)	(215)	—	(350)
Depreciation and amortization	(833)	(329)	(94)	(5,453)	(2,191)	(628)
Other, net	(37)	—	186	(119)	(11)	(1,963)
Income (loss) from operations	2,192	314	(3,390)	16,669	3,452	(12,688)
Non-operating income (expense)
Interest expense, net	(14)	—	(1,864)	(65)	(4)	(12,726)
Total non-operating expense, net	(14)	—	(1,864)	(65)	(4)	(12,726)

Net income (loss)	$2,178	$314	$(5,254)	$16,604	$3,448	$(25,414)

Golden Entertainment, Inc.

Reconciliation of Net Revenues to Combined Net Revenues

(Unaudited, in thousands)

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	One Month Ended	Three Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015
Distributed Gaming	$40,331	$20,870	$61,201
Casinos	22,133	2,840	24,973
Corporate and other	48	—	48
Net Revenues	$62,512	$23,710	$86,222

			Combined Net Revenues
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Nine Months Ended	Seven Months Ended	Nine Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015
Distributed Gaming	$40,331	$145,677	$186,008
Casinos	50,138	22,532	72,670
Corporate and other	138	186	324
Net Revenues	$90,607	$168,395	$259,002

Golden Entertainment, Inc.

Reconciliation of Net Income (Loss) to Combined Net Income (Loss)

(Unaudited, in thousands)

			Combined Net Income (Loss)
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	One Month Ended	Three Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015
Distributed Gaming	$2,176	$2,178	$4,354
Casinos	1,399	314	1,713
Corporate and other	(557)	(5,254)	(5,811)
Net Income (Loss)	$3,018	$(2,762)	$256

			Combined Net Income (Loss)
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Nine Months Ended	Seven Months Ended	Nine Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015

Distributed Gaming	$2,176	$16,604	$18,780
Casinos	2,835	3,448	6,283
Corporate and other	(3,897)	(25,414)	(29,311)
Net Income (Loss)	$1,114	$(5,362)	$(4,248)

Golden Entertainment, Inc.

Reconciliation of Adjusted EBITDA to Combined Adjusted EBITDA

(Unaudited, in thousands)

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Three Months Ended	One Month Ended	Three Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015
Distributed Gaming	$5,283	$3,107	$8,390
Casinos	5,094	643	5,737
Corporate and other	(3,276)	(925)	(4,201)
Adjusted EBITDA	$7,101	$2,825	$9,926

			Combined Adjusted EBITDA
	Golden Entertainment, Inc.	Sartini Gaming	Golden Entertainment, Inc.
	Nine Months Ended	Seven Months Ended	Nine Months Ended
	September 30, 2015	July 31, 2015	September 30, 2015
Distributed Gaming	$5,283	$22,456	$27,739
Casinos	9,603	5,654	15,257
Corporate and other	(6,036)	(5,967)	(12,003)
Adjusted EBITDA	$8,850	$22,143	$30,993